Exhibit 10.14

Blue Ocean Wealth Management (Hong Kong) Limited
Room 1802A, 18/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
Tel.: (852) 3528 0008 Fax: (852) 3528 0029 Email: info@blueoceanhk.com Website: www.blueoceanhk.com
Insurance Authority License FB 1551
A member of Professional Insurance Broker’s Association, Membership No.: M-413

Client Referral Agreement

This contract is entered into by and between Blue Ocean Wealth Management (Hong Kong) Ltd. (hereinafter referred to as Party A) and Prestige Private Wealth Management Limited (hereinafter referred to as Party B)

Both parties hereto agree to sign the Agreement. The articles on rights and obligations of both parties hereto are as follows:

Article I: Contract Term

The Agreement shall come into force on January 1, 2021. January 1 of each year shall be the annual state date, and December 31 each year shall be the annual settlement date.

The Agreement shall be valid for one year since the date of signing, and be automatically renewed for one year if both parties hereto have no objection upon expiry, so on and so forth.

Article II: Contract Scope

I. In accordance with the description in III (II) below, Party B may only conduct activities to refer clients to Party A.

II. If Party B successfully refers a client, the client must pay for relevant insurance policy in person. The client must submit relevant trade data to Party A, and Party B shall not handle the client’s relevant data and expenses.

III. The correspondences between Party A and the client, client data, and messages shall be kept highly confidential. They shall not be notified or given to a third party without the client’s written consent.

IV. Party A reserves the right to reject any application from relevant client.

V. Party B shall fulfill the obligation hereunder for Party A. Party B’s words and deeds shall obey the content specified hereunder. In case of violation, Party B shall cover the client’s loss and the expenses therefrom. Party A shall not be held legally accountable.

VI. Both parties hereto shall not use the other party’s name. If it causes damage to the other party, the defaulting party shall indemnify the other party for all losses and assume any legal liabilities possible.

Article III: Code of Conduct

I. Party B shall not commit any of the following behaviors. If any of the following behaviors causes the client any loss or dispute, Party B shall be held accountable while Party A shall not. Party A reserves the right to terminate the Agreement and the right to pursue relevant liability and loss from Party B:

1. Produce advertisement or publicize and provide relevant information to the outside on behalf of Party A.

2. Use Party A’s trademark, LOGO, or self-printed business card at its discretion.

3. Sign any contract on behalf of Party A.

Blue Ocean Wealth Management (Hong Kong) Limited
Room 1802A, 18/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
Tel.: (852) 3528 0008 Fax: (852) 3528 0029 Email: info@blueoceanhk.com Website: www.blueoceanhk.com
Insurance Authority License FB 1551
A member of Professional Insurance Broker’s Association, Membership No.: M-413

II. Besides, both parties hereto shall obey all the governing laws, regulations, and rules of Hong Kong and other regulatory agencies of China at that time, including (i) pursuant to 64G of Insurance Ordinance of Hong Kong (Hong Kong Ordinance Chapter 41), Party B shall not directly introduce commodities, provide relevant information, or provide activities that need regulating or licensing to the referred clients. Party B’s responsibility is merely introducing referred clients to Party A. Party B’s speech shall obey the content specified hereunder. In case of violation, Party B shall cover the loss and relevant expenses of the referred client therefrom at its discretion, and Party A shall not be held legally accountable whatsoever. Nonetheless, if the referred client suffers from loss due to buying product from Party A, Party B shall not be held legal accountable; and (ii) pursuant to General Principle 5 of the Code of Conduct for Licensed Insurance Agents-Information Disclosure Article 5.5 from Hong Kong Insurance Authority, when Party B introduces client to Party A, apart from obeying the policies, procedures, or stipulations established for referral, Party A shall also disclose the following to the client before arranging insurance policy:

(a) Party A shall arrange insurance policy, and, for this purpose, the referred clients shall directly trade with Party A only (the referred client shall not trade with Party B for the purpose of insurance policy arrangement);

(b) Party B does not represent Party A, and shall not join the process of insurance policy arrangement;

(c) Party A shall assume no liability for any opinions from Party B on insurance policy for referred clients; and

(d) The insurance premium shall be directly paid to Party A or relevant insurer (instead of Party B).

Article IV: Contract Termination and Obligation

I. (i) If Party B makes significant change on shareholder, senior executive, bank payee, and/or director; and/or (ii) if Party B’s background if found not to comply with the laws and regulations during the validity of the Agreement, Party A has the right to unilaterally ask for termination of the Agreement.

II. Within validity of the Agreement, either party may notify the other party to terminate the Agreement one (1) month in advance.

III. If Party B violate any article hereunder, Party A has the right to immediately terminate the Agreement and pursue all losses from Party B.

IV. If Party A closes business, Party A warrants to assist Party B in relevant subsequent services and guarantee the right of Party B to obtain the referral fee before closure.

Article V: Supplementary Provisions

I. Both parties hereto agree to separately specify the product schedule on client referral.

II. If the business policy changes, both parties hereto may revise the written agreement at any time. Besides, if the Agreement needs revision due to change in government laws or regulations from the regulatory agency, Party A may unilaterally email Party B the change in relevant laws and regulations and shall clearly describe relevant articles hereunder affected by the change in relevant laws and regulations. Both parties hereto agree that relevant change above shall be binding upon the Agreement.

Blue Ocean Wealth Management (Hong Kong) Limited
Room 1802A, 18/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
Tel.: (852) 3528 0008 Fax: (852) 3528 0029 Email: info@blueoceanhk.com Website: www.blueoceanhk.com
Insurance Authority License FB 1551
A member of Professional Insurance Broker’s Association, Membership No.: M-413

Article VI: Obligations of Party B

I. If taxes of different areas are involved in the referral fee of Party B, Party B shall declare them at its direction.

II. Party B is obligated to declare the taxes assumed pursuant to Hong Kong tax law at its discretion. Party A shall not disclose relevant information to any other party, and shall be obligated to keep the breakdown of Party B’s relevant revenues for future inquiry from the Hong Kong government as necessary.

III. If Party B makes significant change in shareholder, senior executive, bank payee, and/or director, Party B shall notify Party A immediately.

IV. Party B shall comprehensively cooperate with Party A in the background investigation.

Article VII: Distribution Method of Referral Fee

I. Party B shall be entitled to the referral fee from referral as confirmed by Party A.

I. The benchmark, ratio, and terms of payment of the referral fee shall be listed in the referral fee attachment and memorandum in detail.

II. If the product fee from the referee is completely returned, no referral fee shall be paid to Party B, and all referral fee as paid shall be returned to Party A. If the product fee from the referee is partially returned, Party A shall pay proper ratio of referral fee to Party B.

III. Party B’s payee account shall be established mainly based on the bank account announced by Party A to accelerate Party A’s distribution speed of referral fee. Party B shall cover relevant remittance fee therefrom.

IV. On the 15th and before the end of each month, Party A shall inform Party B of the list of referral fee in electronic statement, and telex it to the payee’s account specified by Party B.

V. The distribution method and currency of the referral fee shall be handled in accordance with the regulations of each commodity company on distribution.

VI. The referral fee shall be distributed one working day in advance or behind in case of statutory holidays.

VII. If the deduction period of referral fee in ICP/Term closure period requires, the referee shall cancel the order within the closure period and calculate the referral fee in accordance with the rate pursued by each insurance company or foundation.

Article VIII: Contract Effectiveness

The Agreement indicates relevant agreements and consensus between both parties hereto, and supersedes all prior spoken and written undertakings. In case of conflict between the Article and any prior spoken or written undertaking, the Article shall prevail.

Blue Ocean Wealth Management (Hong Kong) Limited
Room 1802A, 18/F, Tower 5, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong
Tel.: (852) 3528 0008 Fax: (852) 3528 0029 Email: info@blueoceanhk.com Website: www.blueoceanhk.com
Insurance Authority License FB 1551
A member of Professional Insurance Broker’s Association, Membership No.: M-413

Article IX: Governing Law and Judicial Jurisdiction

The Agreement shall be governed and interpreted by the laws of Hong Kong SAR. Both parties hereto are both willing to accept the non-exclusive judicial jurisdiction of Hong Kong courts. As for matters uncovered hereunder, relevant ordinances from Hong Kong government shall prevail.

Pursuant to the Prevention of Bribery Ordinance of Hong Kong, Party B shall not be the current agent of the insurance company or the current client manager of the bank; Party B shall not work on arrangements against the interest of the Company. If any of the aforesaid issues is found, the Agreement shall be terminated immediately, and Party B shall assume all relevant liabilities. Besides, both parties hereto must also disclose to the client and acquire the client’s consent for matters on which Party B will acquire referral fee from client referral activities.

Article X: Contract Issue

The Agreement is made in duplicate. Both parties hereto shall hold one duplicate each.

Article XI

Pursuant to the Contracts (Rights of Third Parties) Ordinance, any individual or entity beyond both parties hereto has no right to perform any article hereunder.

Contract Parties:

Signed by: [ ] on behalf of Blue Ocean Wealth Management (Hong Kong) Ltd. (Party A)	Signed by: [ ] on behalf of Ltd. pwm@prestigefh.com (Party B)

(signature)
Date: January 2, 2021	Date: January 2, 2021

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